Exhibit 10.2

                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of the 15th day of May 2006, by and between Advanced Marketing Services, Inc., a Delaware Corporation (the "Company"), and Gary M. Rautenstrauch ("Executive").

         WHEREAS, effective May 15, 2006, Executive has been appointed as President and Chief Executive Officer ("CEO") of the Company;

         WHEREAS, the parties believe it to be in their mutual interest to set forth in writing the terms and conditions of Executive's employment; and

         WHEREAS, this Agreement shall govern the employment relationship between the parties from and after the date stated above and supersedes and negates all previous agreements made between the parties, whether written or oral, relating to Executive's employment with the Company.

         NOW, THEREFORE, in consideration of the foregoing, and the mutual promises and covenants contained below, the parties hereby agree as follows:

I.       EMPLOYMENT

         A. POSITION. Upon the terms and conditions hereinafter set forth, the Company hereby employs Executive and shall appoint him as President and CEO, effective May 15, 2006.

         B. TERM. Subject to termination as provided for in this Agreement, the term of this Agreement shall commence May 15, 2006, and shall end on May 15, 2008 ("the Term of the Agreement").

II.      COMPENSATION

         A. SALARY. The Company shall pay to Executive a base salary at the rate of Four Hundred Fifty Thousand dollars ($450,000) per annum (less taxes, required withholdings, and authorized deductions) (the "Base Salary"). Executive's Base Salary shall not be decreased and shall be earned monthly and paid periodically in accordance with the Company's normal payroll practices.

         B. BONUS PLAN. The Company shall pay Executive a bonus of Fifty Thousand dollars ($50,000) less any bonus amounts received by Executive from his previous employer. Executive shall be obligated to repay the bonus to the Company in full if (1) he voluntarily terminates his employment with the Company within one year of the start of his employment, or (b) his employment is terminated by the Company for Cause within one year of the start of his employment.

         With respect to the remaining portion of the Company's fiscal year 2007, Executive will be entitled to earn a bonus targeted at 50% of Base Salary, pro-rated for the remaining ten and one-half (10.5) months of the fiscal year, dependent upon the achievement of qualitative and quantitative goals to be agreed upon by Executive and the Company's Board of Directors ("the Board") before June 30, 2006. Executive's bonus may be more or less than the targeted amount, based on the achievement of the agreed upon goals.


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         With respect to the Company's fiscal year 2008, Executive will be entitled to earn a bonus targeted at 50% of Base Salary, dependent upon the achievement of qualitative and quantitative goals to be agreed upon by Executive and the Board prior to the beginning of the Company's fiscal year 2008. Executive's bonus may be more or less than the targeted amount, based on the achievement of the agreed upon goals. All bonuses shall be paid subject to applicable deductions and withholdings.

         C. STOCK OPTIONS. Pursuant to and subject to the terms and conditions of the Company's Equity Incentive Plan, as amended, and the Company's standard Non-Qualified Stock Option Agreement, the Company shall grant the Executive the right and option (the "Option") to purchase all or any part of an aggregate of 100,000 shares of the presently authorized and unissued Common Stock, no par value, of the Company. Said grant shall be made within 90 days of the execution of this Agreement. The per share exercise price of the Option will be equal to the fair market value of the Common Stock on the date of the Option grant. The Option shares will vest with respect to 20% of the shares upon Executive's completion of one (1) year of service and with respect to the balance of the shares in a series of four equal successive installments upon Executive's completion of each additional year of service thereafter. In the event of a Change of Control, as that term is defined in Executive's Change of Control Agreement attached hereto as Exhibit A, Executive will become vested in Option shares granted in accordance with the provisions of the Change of Control Agreement.

         D. RELOCATION EXPENSES. The Company will reimburse Executive for all expenses covered under the Company's relocation policy in moving his family from Charlotte, North Carolina to San Diego, California should this occur during the Term of the Agreement, with the option to extend the temporary living allowance through the first year of the Term of the Agreement. In addition, the Company will pay to Executive the amount of Executive's incremental state and federal income tax liability owing with respect to the Company's reimbursements under its relocation policy, in accordance with the Company's usual practice for such tax payments.

         E. OTHER BENEFITS. Executive shall be entitled during his employment to participate in the Company's other benefit plans or policies then applicable generally to senior executives of the Company, including, but not limited to, a car allowance in the amount currently paid to the Company's President and CEO.

III.     TERMINATION

         A. TERMINATION BY THE COMPANY. The Company may terminate Executive's employment at any time, with or without cause, upon written notice to Executive.

         B. TERMINATION BY EXECUTIVE. Executive may terminate Executive's employment at any time, with or without cause, upon written notice to the Company.


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         C. OBLIGATIONS OF THE COMPANY UPON TERMINATION.

         1. Termination by the Company Without Cause or by the Executive for Good Reason. In the event Executive's employment is terminated by the Company without Cause or by the Executive for Good Reason during the Term of the Agreement, Executive shall be entitled to (i) continued payment of the remaining Base Salary during the Term of this Agreement and (ii) additional severance payments in accordance with the Company's policies for senior executives in effect at the time of termination and in any event not less than six months' Base Salary, each subject to tax withholding and authorized deductions and paid in the Company's normal payroll cycles. The Company shall provide three months notice to Executive of any termination without Cause occurring after 21 months from the commencement of Executive's employment. For the purposes of this Agreement, Cause shall mean any of the following: (i) death; (ii) Disability;
(iii) retirement; (iv) continued failure to perform, or willful misconduct or gross negligence in the performance of, duties and obligations to the Company and its stockholders that results in demonstrable harm to the Company or its shareholders; provided, however, that any acts or failures to act which are capable of being cured by Executive shall not constitute Cause under this clause
(iv) unless such acts or failures to act remain uncured 30 days after the Company has provided written notice that such acts or failures to act shall constitute Cause if uncured; (v) conviction of any felony or crime of moral turpitude. For purposes of this Agreement, Good Reason shall mean (i) a reduction in base salary or any agreed upon benefit without Executive's consent; provided, that the Company may at any time or from time to time amend, modify, suspend or terminate any benefit plan or program provided to the Executive for any reason and without the Executive's consent if such modification, suspension or termination is consistent with similarly situated senior executive employees of the Company; (ii) a material change in the Executive's responsibilities, position, duties, resources, benefits, reporting responsibilities or support personnel assigned without his prior consent; (iii) a change in location of the Executive's principal place of employment 50 miles or more from its location as of the date hereof.

         2. Termination by the Company with Cause. In the event Executive's employment is terminated by the Company with Cause, Executive shall not be entitled to receive any salary continuation or severance payments.

         3. Change of Control Termination. The benefits Executive shall be entitled to in the event of a Change of Control shall be determined by Executive's Change of Control Agreement attached hereto as Exhibit A.

         4. Termination by the Executive. Except as otherwise provided in the Change of Control Agreement, Executive shall not be entitled to any salary continuation, severance payments, or continued or accelerated vesting of Option shares in the event Executive terminates his employment with the Company.

IV.      CONFIDENTIALITY

         Concurrently with the execution of this Agreement, Executive shall execute the Company's standard confidentiality agreement for senior executives.


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V.       MISCELLANEOUS

         A. ENTIRE AGREEMENT; WAIVER; MODIFICATION. This Agreement, including agreements referred to herein and attached hereto, constitutes the entire agreement of the parties hereto and supersedes and replaces any other written or oral agreement or understanding with respect to the subject matter hereof. This Agreement constitutes an integrated agreement. This Agreement may only be modified, amended or waived by a written instrument executed by both parties. No waiver of a breach hereof shall be deemed to constitute a waiver of a future breach, whether of a similar or a dissimilar nature.

         B. COMMUNICATIONS. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if hand-delivered or if mailed by registered or certified mail, postage prepaid, addressed to Executive at Executive's last know address as it appears on the records of the Company or addressed to the Company's Executive Vice President, General Counsel and Secretary at the Company's principal office at 5880 Oberlin Drive, Suite 400, San Diego, California 92121. Either party may change the address at which notice shall be given by written notice given in the above manner.

         C. SAVINGS CLAUSE. Should any valid federal or state law or final determination of any administrative agency or court of competent jurisdiction affect any provision of this Agreement, the provision or provisions so affected shall be automatically conformed to the law or determination, and if any such law or determination renders any provisions of this Agreement prohibited or unenforceable, the provision or provisions so rendered shall be effective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and otherwise this Agreement shall continue in full force and effect. To the extent permitted by applicable law, the parties hereto hereby waive any provision of law that renders any provision hereof prohibited or unenforceable in any respect.

         D. HEADINGS. The headings to the Sections in this Agreement have been inserted for convenience of reference only and shall not be deemed a part or affect the construction or interpretation of any provision of this Agreement.

         E. CONSTRUCTION. Each party has cooperated in the drafting and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter.

         F. GOVERNING LAWS. This Agreement shall be governed as to its validity and effect by the laws of the State of California without regard to principles of conflict of laws.

         G. ASSIGNMENT. Executive agrees that this Agreement is personal to him and his rights and interests hereunder may not be assigned, nor may his obligations and duties hereunder be delegated, except as provided by law.

         H. TAX MATTERS. The parties intend that this Agreement comply with
Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and the Agreement will be interpreted accordingly. In addition, the Company and the Executive agree to cooperate and work together in good faith to timely amend or modify the Agreement solely to the extent necessary and appropriate to comply with Section 409A of the Code and any guidance issued thereunder.


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

         I. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first written above.

         EXECUTIVE                             ADVANCED MARKETING SERVICES, INC.

         /s/ Gary M. Rautenstrauch                   /s/ Loren C. Paulsen
         -------------------------             ---------------------------------
         Gary M. Rautenstrauch                       By: Loren C. Paulsen

                                               Its: Chief Executive Officer


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

                                    EXHIBIT A


PRESIDENT AND CHIEF EXECUTIVE OFFICER CHANGE OF CONTROL AGREEMENT

         This Change of Control Agreement (the "Agreement") is made and entered into as of May 15, 2006, by and between Advanced Marketing Services, Inc., a Delaware corporation (the "Company"), and Gary Rautenstrauch (the "Executive").

         WHEREAS, Executive is the President and CEO of the Company;

         WHEREAS, the Company intends, in the ordinary course of its ongoing business, to consider certain acquisition or other proposals that could result in a Change of Control and, in connection therewith, in addition to Executive's regular duties, Executive may be called upon to assist in the assessment of such proposals;

         WHEREAS, it is in the best interests of the Company and its stockholders that Executive be in a position to provide such assessment and advice to the Company without concern that Executive might be unduly distracted by the personal circumstances created by any such proposal; and

         WHEREAS, the Company believes that Executive will make valuable contributions to the productivity and profitability of the Company and considers it essential to the best interests of the Company and its stockholders that Executive be encouraged to remain with the Company.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, the parties hereto agree as follows:

          1.   Effective Date and Term.

               (a) This Agreement shall be effective as of May 15, 2006 (the "Effective Date"). This Agreement will continue in effect through the first anniversary of the Effective Date. However, at the end of such one year period (and, if extended, at the end of each additional year thereafter), the term of this Agreement shall be extended automatically for one (1) additional year, unless the Company delivers written notice at least six (6) months prior to the end of such term (or extended term) to the Executive that this Agreement will not be extended; provided, however, that this provision for automatic extension shall have no application following a Change of Control.

               (b) In the event a Change of Control occurs during the original or any extended term, this Agreement will remain in effect for the longer of:
(i) the first anniversary of such Change in Control; or (ii) until all obligations of the Company hereunder have been fulfilled.

          2. (a) If a Change of Control occurs and at the start of the Protected Period the Executive is employed by the Company on a full time basis, Executive shall be entitled to a Severance Payment in accordance with the terms and conditions hereof if:


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                        (i)   Executive is discharged by the Company for any
        reason other than for Cause after the start of the Protected Period and prior to the first anniversary of such Change of Control; or

                        (ii) Executive terminates employment with the Company for Good Reason after the start of the Protected Period and prior to the first anniversary of such Change of Control; or

                        (iii) Executive terminates employment with the Company for any reason, or for no reason, upon not less than 90 days prior written notice to the Company, during the period commencing on the one year anniversary of such Change of Control and ending on the 30th day following the one year anniversary of such Change of Control.

               (b) Immediately prior to any Change of Control, if at the start of the Protected Period, the Executive is employed by the Company on a full-time basis (i) the Company shall cause to be vested any equity awards (including but not limited to stock options, restricted stock or stock units) theretofore granted to Executive which shall not have previously vested, which awards shall in all other respects be unchanged, and (ii) the Company shall cause to be vested any amounts in Executive's account under the Company's Deferred Compensation Plan.

               (c) Any Severance Payment shall be made in accordance with
Section 5.

          3. As used in this Agreement, the following terms shall have the following meanings:

               "Beneficial Owner" shall have the meaning given in Rule 13d-3 of the Securities and Exchange Act of 1934, as amended (the "Exchange Act")

               "Cause" means, with respect to Executive, any of the following: (i) death; (ii) Disability; (iii) retirement; (iv) continued failure to perform, or willful misconduct or gross negligence in the performance of, duties and obligations to the Company and its stockholders that results in demonstrable harm to the Company or its shareholders; provided, however, that any acts or failures to act which are capable of being cured by Executive shall not constitute Cause under this clause (iv) unless such acts or failures to act remain uncured 30 days after the Company has provided written notice that such acts or failures to act shall constitute Cause if uncured; (v) conviction of any felony or crime of moral turpitude.

               "Change of Control" means (i) any Person not an affiliate of the Company on the date hereof becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities;
         (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in this paragraph) whose election by the Board of the Company or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then


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         still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority (based on the number of directors in place at the end of the period) of the Board of Directors of the Company; (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; (iv) the stockholders of the Company approve a plan of complete liquidation of the Company; or (v) the sale or disposition by the Company of all or substantially all of the Company's assets other than the sale of all or substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, at least fifty percent (50%) or more of the combined voting power of the outstanding voting securities of the Company at the time of sale.

               "Disability" means the inability, by reason of illness or other physical or mental condition or circumstance, to perform the duties or responsibilities of Executive as at the onset of any such illness condition or circumstance for any consecutive 90-day period or 120 days, whether or not consecutive, during any 12-month period.

               "Good Reason" means: (i) a reduction in base salary or any agreed upon benefit without Executive's consent; provided, that the Company may at any time or from time to time amend, modify, suspend or terminate any benefit plan or program provided to the Executive for any reason and without the Executive's consent if such modification, suspension or termination is consistent with similarly situated senior executive employees of the Company; (ii) a material change in the Executive's responsibilities, position, duties, resources, benefits, reporting responsibilities or support personnel assigned without his prior consent; (iii) a change in location of the Executive's principal place of employment 50 miles or more from its location as of the date hereof; or (iv) the failure of any successor to the company to assume this Agreement following a Change of Control.

               "Person" shall have the meaning given in Section 13(d) and section 14(d) of the Exchange Act.

               The "Protected Period" corresponding to a Change of Control shall mean:

               (i) If the Change of Control is triggered by a tender offer for shares of the Company's stock or by the offeror's acquisition of shares pursuant to such a tender offer, the Protected Period shall start on the date of the initial tender offer;

               (ii) If the Change of Control is triggered by a merger, consolidation, or reorganization of the Company with or involving any other corporation, the Protected Period shall start on the date that serious and substantial discussions first take place to effect the merger, consolidation, or reorganization;


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               (iii) In the case of any Change in Control not described in clause (i) or (ii) above, the Protected Period shall start on the date that is six (6) months prior to the Change in Control.

         Provided, however, that in no case will the Protected Period start earlier than the date that is six (6) months prior to the Change of Control.

               "Severance Payment" means an amount which equals the sum of
         (a) 2.0 times the base salary of Executive then in effect for the fiscal year in which the Change of Control occurs, and (b) 200% of Executive's target bonus, at budget, for the fiscal year in which the Change of Control occurs. In addition, so long as Executive shall not have commenced full-time employment with another employer, the Company shall maintain, or at its election pay for comparable coverage, the Company medical benefits for Executive and his dependents for a period of two years. Following the expiration of such coverage, Executive and his dependents shall be entitled to elect continued coverage as required by law, and the period of continued coverage required by law shall not be reduced by the coverage provided during such two-year period. Executive shall also be entitled to a payment of a pro-rata portion of the target bonus, at budget, for the fiscal year in which the termination occurred (such pro-rata portion shall be equal to the number of months during the fiscal year preceding the date of termination of employment, divided by 12), as well as payment of any accrued but unpaid salary, payment of any accrued but unused vacation pay, reimbursement of business expenses incurred through the date of termination under the Company's expense reimbursement policies, and payment of any benefits accrued and vested through the date of termination under the Company's employee benefit plans.

         4. Any discharge of or termination by Executive hereunder shall be communicated in a written notice to the other party hereto setting forth the effective date of such discharge or termination (which date shall not be more than 30 days after the date such notice of discharge is delivered (the "Termination Date")) and, in the case of a discharge for Cause under clause (iv) of the definition of Cause, the basis for such discharge.

         5. (a) Immediately following any Change of Control, and as of that date, the Company will notify Executive of the itemized and aggregate cash value of the payments and benefits, as determined under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), received or to be received by Executive in connection with the Change of Control or the termination of his employment pursuant to the terms of this Agreement. At the same time, the Company shall advise Executive of the portion of such payments or benefits, if any, which constitute "parachute payments" within the meaning of the Code and which may subject Executive to the payment of excise taxes pursuant to Section 4999 of the Code and the expected amount of any such taxes.

            (b) Notwithstanding the provisions of Section 2, if

               (i) Any payments or benefits received or to be received by Executive pursuant to the terms of this Agreement constitute "parachute


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         payments" (such payments or benefits being hereinafter referred to as the "Parachute Payments") within the meaning of Section
         280G(b)(2)(A)(i) of the Code, and

               (ii) The aggregate present value of the Parachute Payments reduced by any excise tax imposed under Section 4999 of the Code (or any similar tax that may hereafter be imposed) (the "Excise Tax") would be less than three times Executive's "base amount," as defined in
         Section 280G(b)(3) of the Code, then, in lieu of the Parachute Payments to which Executive would otherwise be entitled under Section 2, the Company shall pay to Executive under this Section, as soon as practicable following the Termination Date but in no event later than 15 days thereafter, a lump sum amount (if any) such that the aggregate present value of the Parachute Payments is equal to 2.99 times the Executive's base amount, as defined in Section 280G(b)(3) of the Code.

            (c) In the event that Section 5(b) is inapplicable, the Company shall pay to Executive the full amount of any Severance Payment payable under Section 2(a) in one lump sum amount no later than 15 days following the Termination Date.

         6. The Executive is not required to seek other employment or otherwise mitigate the amount of any payments to be made by the Company pursuant to this Agreement.

         7. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) of all or substantially all of the business and/or assets of the Company or of any division or subsidiary thereof (the business and/or assets of which constitute at least fifty percent (50%) of the total business and/or assets of the Company) to expressly assume and agree to perform the Company's obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform them if such succession had not taken place.

         8. Any dispute, claim or controversy arising out of or relating to this Agreement or breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this Agreement to arbitrate, shall be determined by arbitration in San Diego County, California before a sole arbitrator, in accordance with the laws of the State of California for agreements made in and to be performed in that State. The arbitration shall be administered by JAMS pursuant to its then existing Arbitration Rules and Procedures for Employment Disputes. In the event of such an arbitration proceeding, the Administrator of JAMS will appoint the arbitrator. Judgment on the arbitrator's award may be entered in any court having jurisdiction. If the arbitrator determines that any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced, the arbitrator shall have the authority to modify the provision or term to the minimum extent required to permit enforcement. The arbitrator shall, in the award, allocate all of the costs of the arbitration, including the fees of the arbitrator and the reasonable attorneys' fees of the prevailing party, against the party who did not prevail.

         9. This Agreement contains the entire understanding of the parties with respect to the matters addressed herein, and supersedes all prior understandings and agreements (written or oral) with respect to such matters, including, but not limited to, any change of control, termination benefits or other such agreement or arrangement entered into or in effect prior to the date hereof.


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         10. This Agreement shall be governed by and construed in accordance with the law of the State of California.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the day and year first above set forth.

                             ADVANCED MARKETING SERVICES, INC.

                             By:     /s/ Loren C. Paulsen
                                ------------------------------------------------

                             Name: Loren C. Paulsen

                             Title: Chief Executive Officer

                             Date:

                             Gary M. Rautenstrauch:    /s/ Gary M. Rautenstrauch
                                                     ---------------------------

                             Date:



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